Exhibit 99.2

Conference Call Script August 9, 2007

John Springer: Thanks [insert operator’s name] and good afternoon everyone.

With me on the call today are SIRVA’s CEO Bob Tieken; Jim Bresingham, SIRVA’s Chief Accounting Officer and acting CFO; and Doug Gathany, SIRVA’s Vice President and Treasurer.

As you probably know by now, earlier today we issued a press release announcing our second-quarter results and Bob Tieken’s appointment to CEO. If you haven’t seen the release, you can find it at our website at SIRVA.com.

In addition, we have filed both the press release and the script for this call with the SEC in a current report on Form 8-K.

Before we begin I have to mention that certain statements made on the call today may be considered to be projections or “forward looking” statements.  Words such as “expects,”

“believes,” “anticipates,” “plans,” “will,” “estimates,” “projects,” or variations of such words are generally part of forward-looking statements.  These statements are just predictions based on management’s current expectations and beliefs about future developments and their potential effects on our business, and these statements involve risks and uncertainties such that actual results may differ materially.  I’d like to refer you to the statement about forward-looking information contained in the news release as well as the caption “Risk Factors” and other risks described in our 2006 Annual Report on Form 10-K.

Further, during today’s call, we will be using certain non-GAAP financial measures, which should be considered in addition to, and not in lieu of, GAAP measures.  The required disclosures, including explanation of the non-GAAP measures and reconciliation of these non-GAAP measures with their most directly comparable GAAP measures are provided in yesterday’s release.

With that, I’ll turn the call over to SIRVA CEO Bob Tieken.

Bob Tieken: Thank you, John, and good afternoon everyone.

Before we get into a discussion of the company’s second-quarter results, please indulge me for a moment as I address my “new” role at Sirva.  Earlier today, I accepted the board’s offer to assume the role of Sirva’s chief executive officer.

From my unique vantage point as “interim” CEO, I was able to learn about the company from the inside out.  I learned that, operationally, our business is sound despite a difficult market environment.  I learned that while we have financial challenges, they are being managed.  And finally, I learned that Sirva’s employees and agents are the best in the industry.  This is why I’m excited by our prospects and why I happily accepted the job as CEO.

I firmly believe that SIRVA is a company well positioned for improved financial performance when the US real estate market begins its recovery.   We have a compelling business portfolio — backed by a unique set of capabilities in the marketplace — both in terms of service quality and product leadership.  Our fundamental package of services is responsive to the needs of clients, transferees and agents.

While Sirva clearly had significant legacy financial reporting and legal problems, I am convinced that the company is on the verge of putting the bulk of these issues behind it.

In fact, thanks to a lot of hard work by Jim and his Accounting team, we are now current filers.  It was a grueling task, and one that I believe is symbolic of how much progress we have made. These steps are also apparent in the improvements made to our internal control structure, which helped us reduce material weaknesses from 16 in 2005 to 1 in 2006 and, as disclosed in our second-quarter Form 10-Q, we believe this single remaining material weakness has now been remediated.

We are also in the process of resolving several of our outstanding legal issues, including the securities Class Action lawsuit and the SEC investigation.

With the near-resolution of these legacy issues, we can now focus on the areas that drive operating performance.

Our second-quarter operating income from continuing operations was up 24%, and our revenues from continuing operations increased by 7%.

From a long-term standpoint we are, and have been, focused on the proper operating efficiency levers.

•                  Systems and process consolidation across our Relocation operating centers — this lowers cost and improves quality.

•                  Merging our Moving brand infrastructure in North America, thus making our agents more cost competitive.

Operationally, however, we need to now turn our attention to:

•                  Reducing operating costs across North America — with a particular focus on reducing corporate costs.

•                  And, improving the risk/price balance within our fixed fee product.  We have made progress in reducing home inventory levels through the first half of the year, but we need to continue to get better every day in limiting the number of homes that come into inventory and limiting the total cost while it is in inventory.

This is important, because from a business standpoint — for now at least — the impact of real estate market downturn on our North American businesses appears to be stabilizing, as evidenced by our consumer moving shipment volumes and relocation home inventory levels.

•                  In the second quarter, consumer shipment volumes were down 10% year- over-year, an improvement from the 16% to 17% declines we experienced through the end of 2006, and the first quarter of 2007.

•                  In our Relocation business, our inventory performance returned to normal seasonal patterns.

•                  We ended June with 532 homes in inventory, down 13% from the end of Q1 and down 24% from year-end 2006.

•                  While we expect inventory to grow as we enter the slower selling months of the year, the return of normal seasonal patterns to our inventory gives us some degree of comfort that the market, while not improving, is not getting markedly worse.

•                  Meanwhile, Sirva’s mortgage and title businesses continue to exceed our expectations.  In fact, June was the highest mortgage origination month in our history. We need to capture more revenue streams like this in our relocation universe. I should also mention that the recent turmoil in the mortgage industry — notwithstanding the impact it has had on the general real estate market — has had no direct impact on SIRVA.

For perspective, one fact that tends to get lost is that despite the impact of the North American real estate market downturn, we expect both our Global Relocation and Moving North America businesses to generate positive EBITDA and cash flow in 2007.

On the financial side, in June, we renegotiated terms of our credit facility, giving us an additional level of covenant flexibility to provide us with the essential time to implement initiatives focused on earnings enhancement.

While we are not pleased with the increased interest rates, we understand that it was necessary in order to attain our goal of maximizing earnings performance while we await a recovery in the U.S. real estate market.

We will continue to work to improve the company’s near-term financial performance, both in terms of earnings and cash flow, but we also need to address the long-term capital structure and the associated interest expense.

So in summary, in the first half of 2007, we took two major steps forward:

1.               We moved past the legacy financial reporting and legal issues, and

2.               We secured the financial flexibility we need to implement our near-term initiatives

There’s no doubt that we’ve got a challenging road ahead of us, but I remain confident we are taking the necessary steps to improve SIRVA’s current position.

And now, I will turn the call over to Jim to go through the financial results in more detail.

Jim Bresingham: Thank you, Bob.

I will now take you through our financial results for the second quarter ended June 30 in more detail.  First, I will cover each of our business segments.  Second will be the consolidated results.  And, finally, I will conclude with some commentary on our debt.

First, our Global Relocation Services segment:

Total revenues for Relocation were approximately $711 million for the three months ended June 30, 2007, an increase of 22% over the prior year.  Global Relocation revenues are derived from two components: services and home sales.

Service revenue, which includes fees we charge to both our fixed-fee and traditional corporate clients, increased 16% to $111 million in 2007 from $96 million in 2006.  Total relocation closing volumes increased 2% versus year ago levels, although our mix continues to shift toward fixed fee.  Fixed fee closings were up 12% while traditional closings declined 9%.

Home sales revenue, which reflects the selling price of all home sold from our fixed fee product, grew 23% to approximately $600 million in the second quarter of 2007.

From a gross margin perspective, total Global Relocation gross margin, which is derived from both service and home sales, for the second quarter of 2007 totaled $31 million, an increase of $2 million from the second quarter of 2006.

Service gross margin, which includes all costs except for the actual loss on homes sold and the estimated loss associated with unsold homes, totaled $41 million in second quarter of 2007, an increase of $4 million, or 10%, from 2006.  As a percentage of service revenue, service gross margin was 37% and 39% in the second quarter of 2007 and 2006, respectively.  The decline in service gross margin percentage was driven by higher carrying costs associated with homes in our inventory.

The total loss on sale of homes, or home sale revenues less home sale cost of sale, was $10 million in the second quarter as compared to a loss of $8 million in 2006.  As a percentage of homesale revenue, the total loss was 1.7% in 2007 versus 1.6% in 2006.  For the six months ended June, the total loss on sale of homes was 1.5% as compared to 1.7% in 2006.  As Bob mentioned earlier, we are beginning to see a stabilization in losses associated with homes entering into our inventory.

Operating expenses in Global Relocation were $21 million in the second quarter of 2007, an increase of $1 million versus 2006, driven primarily by higher advertising and marketing costs.

Operating income totaled $10 million in the second quarter of 2007, compared to $9 million in 2006.  EBITDA in the second quarter of 2007 was $13 million, which was relatively flat versus EBITDA in the second quarter of 2006.

Now for our Moving Services North America segment:

Revenue declined 9% to $322 million in the second quarter of 2007 from $353 million in 2006.  Shipment volume decreased 8% in 2007 versus last year, as compared to a 13% decline in the first quarter of 2007. The largest contributor to the volume decline came from the consumer channel.  The second quarter volume impact was partially offset by an increase in average revenue per shipment of 1%.

Purchased transportation expense was $265 million in the second quarter of 2007 versus $286 million in the second quarter of 2006, down approximately 8%.  As a result, net revenue, or revenue less PTE expense, was $57 million in 2007, a decline of $9 million, or 14%, versus $66 million in 2006.  The reduction in net revenue resulted in a decrease in gross margin to $31 million in 2007, down 9% from the second quarter of 2006.  Operating expenses in our Moving Services North America segment remained relatively flat in the second quarter of 2007 versus the same period in 2006 at $27 million.

As a result, Moving Services North America posted operating income of $4 million in the second quarter of 2007 versus operating income of $7 million in 2006.  The decline was driven by lower shipment volumes.  EBITDA in the second quarter of 2007 was $6 million, a decrease of $3 million versus second quarter of 2006 EBITDA of $9 million.

Moving on to our Moving Services Europe and Asia-Pacific segment:

As disclosed on our Form 10-Q, we sold our Continental European moving operations in the first quarter of 2007.  The sale did not qualify for discontinued operations accounting treatment, thus the results of the Continental European moving business for all historical periods are still reflected in continuing operations.  All variances to prior year that I provide exclude the impacts of the Continental Europe operations as well as foreign exchange rates.

Revenues totaled $72 million for the second quarter of 2007, an increase of $1 million from 2006 levels.

Gross margins were $23 million for the second quarter of 2007, an increase of $2 million from the same period in 2006.  The improvement in gross margin was primarily due to operating efficiencies.

Operating expenses were $24 million in 2007, an increase of $1 million over prior year levels.  The primary drivers of the increase related to gains on asset sales recorded in 2006 and increased professional fees.

Operating loss totaled $1 million in the second quarter of 2007, an improvement of $1 million period-over-period.  EBITDA in the second quarter of 2007 was approximately $1 million, flat to the second quarter of 2006.

Now turning to our Corporate segment:

We incurred $5 million of corporate operating expenses in the second quarter of 2007 versus $6 million for the same period in 2006.  The decrease was due to lower legal and stock compensation expenses, partially offset by an increase in unallocated corporate expenses.

Interest expense increased $4 million, or 35%, to $16 million in the second quarter of 2007 compared to 2006. The increase was due to both higher average debt outstanding and higher interest rates.

In the second quarter, we amended our Term loan and Revolving credit facility, along with the Convertible notes.  For accounting purposes, the modification to the original Convertible notes was considered an extinguishment of debt, which resulted in recording the amended convertible notes at fair market value. This resulted in a net gain on the extinguishment of debt of $4 million.

Turning back to a total SIRVA perspective, operating income from continuing operations was $8 million for the second quarter of 2007 versus $6 million in 2006.  Adjusting for the sale of our Continental Europe operations, operating income in the second quarter of 2007 was relatively flat to 2006 levels.  Excluding the impact of the sale of Continental Europe and debt extinguishment gain, EBITDA in the second quarter of 2007 was $15 million versus $17 million in 2006.

Regarding future performance, we will not be providing any earnings guidance for the remainder 2007 and beyond.

The last topic that I will be covering is a brief overview of our debt position.  Total company debt was $660 million as of June 30, 2007.  Our operating debt as of June 30, which excludes our mortgage warehouse facility and home equity financing products, was $465 million, consisting of the following — $316 million of term debt; $70 million of convertible securities; $71 million of revolver; and about $8 million of capital leases and other.

As Bob mentioned earlier, we have amended our debt facilities along with our convertible notes to provide greater covenant flexibility.  We currently believe that we will be able to meet our obligations over the next 12 months, although we continue to be extremely focused on increasing cash flows, reducing costs and improving operating efficiencies.

I will now turn the call back to Bob for some closing comments.

Bob Tieken:  Thanks Jim.

In summary, notwithstanding a weak real estate market, our business units are profitable and cash-flow positive from an operational perspective.  However, we are acutely aware that we face issues related to our capital structure and this management team is focused on addressing these issues and committed to improving the company’s long-term prospects.

We will now turn the call over to your questions.